Exhibit 99.(a)(6)
AstraZeneca Biopharmaceuticals Strategy/ Cambridge Antibody Technology
Following this morning’s announcement of the offer to purchase Cambridge Antibody Technology I am pleased to announce the appointment of Hamish Cameron as Head of the AstraZeneca Biopharmaceuticals Strategy and Chief Executive (Designate) of Cambridge Antibody Technology (CAT). He will take up this appointment once the offer has been formally accepted by the shareholders of CAT and approved by the relevant regulatory authorities.
SET recently approved a strategy to develop a strong biopharmaceuticals capability within AstraZeneca with the intention that, starting from 2010, one in four candidates for full scale development will be a biological therapeutic agent. Subject to the acceptance of today’s offer this capability will be centred around CAT in Cambridge and will work in support of the Research and Therapy Areas as they deliver their disease area strategies through both small molecule and bio-therapeutics approaches.
John Patterson
Executive Director Development
Important Information:
In the United States, AstraZeneca UK Limited (“AstraZeneca”) will file a Tender Offer Statement containing the Offer Document and other related documentation with the US Securities and Exchange Commission (the “SEC”) on Schedule TO and Cambridge Antibody Technology Group plc (“CAT”) will file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 on or around the date an Offer Document is mailed to CAT shareholders, including holders of CAT American Depositary Shares (collectively, “CAT Shareholders”). Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by AstraZeneca or CAT in connection with this Offer will be available from the date an Offer Document is mailed to CAT Shareholders on the SEC’s website at http://www.sec.gov. The Offer Document, the Form of Acceptance and the Letter of Transmittal accompanying the Offer Document will be made available to all CAT Shareholders at no charge to them. CAT Shareholders are advised to read the Offer Document and the accompanying Form of Acceptance and Letter of Transmittal when they are sent to them because they will contain important information. CAT Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.